Exhibit 5.5

[Letterhead of Robinson & Cole LLP]

April 17, 2013

CC Holdings GS V LLC

Crown Castle GS III Corp.

1220 Augusta Drive

Suite 500

Houston, Texas 77057

Re:	CC Holdings GS V LLC and Crown Castle GS III Corp.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for AirComm of Avon, L.L.C., a Connecticut limited liability company (the “Connecticut Guarantor”), in connection with the filing by CC Holdings GS V LLC, a Delaware limited liability company, and Crown Castle GS III Corp., a Delaware corporation (collectively, the “Company”), with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange up to $500,000,000 aggregate principal amount of new 2.381% Senior Secured Notes due 2017 (the “2017 Exchange Notes”) for a like aggregate principal amount of outstanding 2.381% Senior Secured Notes due 2017, which have certain transfer restrictions, and up to $1,000,000,000 aggregate principal amount of new 3.849% Senior Secured Notes due 2023 (the “2023 Exchange Notes” and, together with the 2017 Exchange Notes, the “Exchange Notes”) for a like aggregate principal amount of outstanding 3.849% Senior Secured Notes due 2023, which have certain transfer restrictions. The Exchange Notes are to be issued pursuant to the indenture dated as of December 24, 2012 (the “Indenture”), among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee”). The Exchange Notes are guaranteed (the “Guarantees”), on the terms set forth in the Indenture, by the Connecticut Guarantor, together with the other guarantors named in the Indenture (collectively, the “Other Guarantors”).

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), promulgated under the Act, in connection with the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of: (a) the Indenture and the Guarantees included therein; (b) the Articles of Organization of the Company filed with the Secretary of the State of the State of Connecticut effective as of December 22, 1995; (c) a Legal Existence Certificate issued by the Office of the

Secretary of the State of Connecticut on April 2, 2013 (the “Legal Existence Certificate”); (d) the Operating Agreement of the Company, as amended, dated as of December 24, 2012; and (e) resolutions adopted by the Board of Directors and the Member of the Company as of December 10, 2012.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures and all certificates of public officials, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture and the Guarantees therein have been duly authorized, executed and delivered by the Company, the Other Guarantors and the Trustee and that the form of the Exchange Notes will conform to that included in the Indenture. Our opinion set forth in paragraph 1 below is based solely upon our review of the Legal Existence Certificate.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. The Connecticut Guarantor is a limited liability company validly existing under the laws of the State of Connecticut.

2. The execution and delivery by the Connecticut Guarantor of the Indenture (and the Guarantees set forth therein), and the performance by the Connecticut Guarantor of its obligations pursuant to the Indenture (and the Guarantees set forth therein), are within the Connecticut Guarantor’s company power and authority and have been duly authorized by all necessary company action on its part.

3. The Indenture, including the Guarantees set forth therein, has been duly executed and delivered by the Connecticut Guarantor.

We are admitted to practice in the State of Connecticut, and we express no opinion as to matters governed by any laws other than the laws of the State of Connecticut. In particular, we do not purport to pass on any matter governed by the laws of Delaware, Florida, Illinois, or Texas.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.5 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Robinson & Cole LLP